Exhibit 99.1

Barnes & Noble Education Reports First Quarter Fiscal Year 2022 Financial Results

Consolidated First Quarter GAAP Sales Increase 18% to $240.8 Million

Retail Segment Gross Comparable Store Sales Increase 50%

First Day® Complete Adopted by 65 Campus Stores for the Fall 2021 Term, Representing Undergraduate Student Enrollment of Over 300,000, up from 43,000 in the Prior Year
September 2, 2021, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the first quarter of fiscal year 2022, which ended on July 31, 2021.
Barnes & Noble Education is a highly seasonal business, and the first quarter is historically a period of low sales activity for the Company. The Company’s fiscal 2022 first quarter results benefitted from the reopening of a majority of its campus stores, as compared to the year ago period when a majority of stores were closed in response to the onset of the COVID pandemic.
Financial highlights for the first quarter 2022:
•Consolidated first quarter GAAP sales of $240.8 million increased 18.0%, as compared to the prior year period.
•Consolidated first quarter GAAP net loss of $(44.3) million, compared to a GAAP net loss of $(46.7) million in the prior year period.
•Consolidated first quarter non-GAAP Adjusted Earnings of $(40.0) million, compared to non-GAAP Adjusted Earnings of $(41.7) million in the prior year period.
•Consolidated first quarter non-GAAP Adjusted EBITDA of $(24.5) million, compared to non-GAAP Adjusted EBITDA of $(38.0) million in the prior year period.
•Retail segment gross comparable store sales increased 49.8%. For comparable store sales reporting purposes, logo and emblematic general merchandise sales fulfilled by FLC and Fanatics are included on a gross basis. Please see more detailed definition in the First Quarter Results table and Retail segment discussion below.

Operational highlights for the first quarter 2022:
•Reached agreements for 65 campus stores to support the BNC First Day® Complete courseware delivery program in Fall Term 2021, representing over 300,000 in total undergraduate enrollment; up from 12 campus stores and 43,000 in total undergraduate enrollment in Fall Term 2020.
•BNC First Day® course materials delivery model year-over-year revenue increased 198%.
•Grew DSS revenue 41% to $8.3 million representing the highest dollar revenue growth recorded for the DSS segment since its formation.
•Generated over 66,000 in new Bartleby gross subscribers, representing more than 100% growth over the same period last year.
•Entered into a ten-year partnership with the University of Notre Dame under which Barnes & Noble College will manage all course materials, retail, and online operations for the University’s campus retail stores beginning next year.

“Our people, together with our campus partners, are excited to welcome students back to campus for the 2021-2022 academic year, while recognizing the need to continue our joint focus on the health and safety of all we serve,” said Michael P. Huseby, Chief Executive Officer and Chairman, BNED. “We are excited to provide many more students our enhanced offerings, including advanced course material delivery solutions across student choice and inclusive access models designed to support improved student outcomes through access, convenience and affordability, coupled with a significantly improved general merchandise offering for all the schools we serve resulting from our strategic partnership with Fanatics and Lids. This partnership combines the power of BNED’s academic solutions and our established retail expertise with Fanatics’ and Lids’ new and innovative in-store and e-commerce retail solutions, which led to our new long-term partnership with the University of Notre Dame to manage their retail stores and online operations effective after this academic year. We expect our innovative academic solutions offerings, unparalleled merchandise assortment and our new best-in-class omnichannel customer experience, to provide an unparalleled customer value proposition for the institutions we serve and to accelerate market share growth.”
First Quarter Results for 2022
Results for the 13 weeks of fiscal 2022 and fiscal 2021 are as follows:

$ in millions	Selected Data (unaudited)
	13 Weeks	13 Weeks
	Q1 2022	Q1 2021
Total Sales	$240.8	$204.0
Net Loss	$(44.3)	$(46.7)

Non-GAAP(1)
Adjusted EBITDA	$(24.5)	$(38.0)
Adjusted Earnings	$(40.0)	$(41.7)
Retail Gross Comparable Store Sales Variances (2)	$73.6	$(106.6)
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.
(2) Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from closed stores for all periods presented. As per our merchandising agreement with Fanatics Lids College, Inc. (“FLC”) and e-commerce agreement with Fanatics, in-store and online logo and emblematic general merchandise sales fulfilled by FLC and Fanatics, respectively, are recognized on a net commission revenue basis, as compared to the recognition of logo and emblematic sales on a gross basis in the prior year period. For Retail Gross Comparable Store Sales (non-GAAP) purposes, sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (“DSS”). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results

Retail sales increased by $51.7 million, or 32.6%, as compared to the prior year period. Retail Gross Comparable Store Sales (non-GAAP) increased 49.8% for the quarter, with comparable textbook sales increasing 21.9%, as compared to a 10.1% decline a year ago. BNC’s First Day offering, which offers digital textbooks and interactive courseware, continued to exhibit strong growth, with sales almost tripling to $27.0 million during the quarter, as compared to $9.0 million in the prior year period. Retail Gross Comparable Store Sales for general merchandise increased 118.4%, as compared to a 68.3% decline a year ago. Sales benefitted from the return of many students to campus and the reopening of most of our campus stores, the majority of which were closed in the year ago period due to COVID.

As per our merchandising agreement with Fanatics Lids College, Inc. (“FLC”) and e-commerce agreement with Fanatics, on a consolidated GAAP sales basis, in-store and online logo and emblematic general merchandise sales fulfilled by FLC and Fanatics, respectively, are recognized on a net commission revenue basis, as compared to the recognition of logo and emblematic sales on a gross basis in the prior year period. For comparable sales purposes, sales for logo and emblematic general merchandise fulfilled by FLC and Fanatics are included on a gross basis.

Retail non-GAAP Adjusted EBITDA for the quarter improved by $21.0 million to $(19.6) million, as compared to non-GAAP Adjusted EBITDA of $(40.6) million in the prior year period. Non-GAAP Adjusted EBITDA benefited from improved sales and higher gross margin on the favorable sales mix, partially offset by higher selling and administrative expenses, which increased as a result of the store reopenings.

Wholesale Segment Results

Wholesale first quarter sales of $44.5 million decreased $35.8 million, or 44.6%, as compared to the prior year period. The sales decline was primarily due to the comparison to the year ago period when the Company shifted more than 300 of its stores to the Custom Store Solutions model to fill remote learning platform student orders through the wholesale warehouse while campus bookstores in the Retail segment were closed, whereas the sales shifted back to the Company’s campus stores in the current period. Additionally, there was a decline in overall wholesale textbook customer demand.

Wholesale non-GAAP Adjusted EBITDA for the quarter declined to $6.4 million, as compared to non-GAAP Adjusted EBITDA of $13.0 million in the prior year, declining on the lower sales.

DSS Segment Results

DSS first quarter sales of $8.3 million increased $2.4 million, or 41.4%, as compared to the prior year period.

DSS non-GAAP Adjusted EBITDA was $1.7 million for the quarter, essentially in line with the prior year period, as the increased sales were offset by higher investments.

Other

Selling and administrative expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $7.4 million for the quarter, compared to $5.2 million in the prior period, primarily due to higher compensation-related expense and higher operating expenses.

Intercompany gross margin eliminations of $5.5 million for the quarter were reflected in non-GAAP Adjusted EBITDA, compared to eliminations of $6.8 million impacting non-GAAP Adjusted EBITDA in the prior year period.

Outlook
While it is difficult to predict the ongoing effects of the COVID virus, including the Delta variant impact, with any certainty, based on its current views, the Company expects to generate positive non-GAAP Adjusted EBITDA in fiscal year 2022, as most schools return to a traditional on-campus environment for learning, events and sporting activities. The Company expects non-GAAP adjusted EBITDA to approach annual pre-COVID levels in fiscal year 2023, based on an expectation that campuses will be able to resume on campus learning, events and sporting activities with substantially less-restrictive COVID-related policies and operating protocols next year.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 8:30 a.m. Eastern Time on Thursday, September 2, 2021 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2022 second quarter results in early December 2021.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:
•The Retail Segment operates 1,429 college, university, and K-12 school bookstores, comprised of 784 physical bookstores and 645 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,200 physical bookstores (including our Retail Segment's 784 physical bookstores) and sources and distributes new and used textbooks to our 645 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.
•The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, writing and tutoring.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended
	July 31, 2021	August 1, 2020
Sales:
Product sales and other	$227,770	$193,210
Rental income	13,024	10,804
Total sales	240,794	204,014
Cost of sales:
Product and other cost of sales (a)	174,161	165,765
Rental cost of sales	6,604	7,387
Total cost of sales	180,765	173,152
Gross profit	60,029	30,862
Selling and administrative expenses	86,235	70,043
Depreciation and amortization expense	12,624	14,063
Restructuring and other charges (a)	2,623	5,671
Operating loss	(41,453)	(58,915)
Interest expense, net	2,494	2,653
Loss before income taxes	(43,947)	(61,568)
Income tax expense (benefit)	399	(14,916)
Net loss	$(44,346)	$(46,652)

Loss per common share:
Basic	$(0.86)	$(0.96)
Diluted	$(0.86)	$(0.96)
Weighted average common shares outstanding:
Basic	51,474	48,411
Diluted	51,474	48,411

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended
	July 31, 2021	August 1, 2020
Percentage of sales:
Sales:
Product sales and other	94.6%	94.7%
Rental income	5.4%	5.3%
Total sales	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	76.5%	85.8%
Rental cost of sales (a)	50.7%	68.4%
Total cost of sales	75.1%	84.9%
Gross profit	24.9%	15.1%
Selling and administrative expenses	35.8%	34.3%
Depreciation and amortization expense	5.2%	6.9%
Restructuring and other charges	1.1%	2.8%
Operating loss	(17.2)%	(28.9)%
Interest expense, net	1.0%	1.3%
Loss before income taxes	(18.2)%	(30.2)%
Income tax expense (benefit)	0.2%	(7.3)%
Net loss	(18.4)%	(22.9)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	July 31, 2021	August 1, 2020
ASSETS
Current assets:
Cash and cash equivalents	$7,649	$7,471
Receivables, net	118,254	107,522
Merchandise inventories, net	472,461	575,246
Textbook rental inventories	6,657	16,482
Prepaid expenses and other current assets	64,724	22,415
Total current assets	669,745	729,136
Property and equipment, net	91,080	94,102
Operating lease right-of-use assets	289,102	320,287
Intangible assets, net	146,035	170,466
Goodwill	4,700	4,700
Deferred tax assets, net	23,248	8,459
Other noncurrent assets	27,405	33,646
Total assets	$1,251,315	$1,360,796
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$331,055	$291,496
Accrued liabilities	92,061	75,084
Current operating lease liabilities	135,937	131,525
Short-term borrowings	50,000	—
Total current liabilities	609,053	498,105
Long-term operating lease liabilities	179,540	209,867
Other long-term liabilities	52,427	45,986
Long-term borrowings	153,700	234,560
Total liabilities	994,720	988,518
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 53,665 and 52,654 shares, respectively; outstanding, 51,587 and 48,633 shares, respectively	536	526
Additional paid-in-capital	735,376	734,474
Accumulated deficit	(458,960)	(329,479)
Treasury stock, at cost	(20,357)	(33,243)
Total stockholders' equity	256,595	372,278
Total liabilities and stockholders' equity	$1,251,315	$1,360,796

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	13 weeks ended
	July 31, 2021	August 1, 2020
Cash flows from operating activities:
Net loss	$(44,346)	$(46,652)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization expense	12,624	14,063
Content amortization expense	1,275	1,164
Amortization of deferred financing costs	362	270
Merchandise inventory loss (a)	434	—
Deferred taxes	—	(654)
Stock-based compensation expense	1,122	1,521
Changes in other long-term assets and liabilities, net	1,814	1,424
Changes in operating lease right-of-use assets and liabilities	(10,464)	(6,770)
Changes in other operating assets and liabilities, net	19,717	(17,515)
Net cash flow used in operating activities	(17,462)	(53,149)
Cash flows from investing activities:
Purchases of property and equipment	(11,370)	(7,055)
Net change in other noncurrent assets	350	(85)
Net cash flow used in investing activities	(11,020)	(7,140)
Cash flows from financing activities:
Proceeds from borrowings under Credit Agreement	71,720	186,700
Repayments of borrowings under Credit Agreement	(45,620)	(126,840)
Purchase of treasury shares	(1,215)	(342)
Net cash flows provided by financing activities	24,885	59,518
Net decrease in cash, cash equivalents and restricted cash	(3,597)	(771)
Cash, cash equivalents and restricted cash at beginning of period	16,814	9,008
Cash, cash equivalents and restricted cash at end of period	$13,217	$8,237
Changes in other operating assets and liabilities, net:
Receivables, net	$2,818	$(16,671)
Merchandise inventories	(191,783)	(146,307)
Textbook rental inventories	22,035	24,228
Prepaid expenses and other current assets	(6,012)	(6,238)
Accounts payable and accrued liabilities	192,659	127,473
Changes in other operating assets and liabilities, net	$19,717	$(17,515)

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 week periods are as follows:

Dollars in millions	13 weeks ended
	July 31, 2021	August 1, 2020
Retail Sales
New stores (a) (b)	$10.3	$7.9
Closed stores (a)	(4.5)	(5.1)
Comparable stores (b)	44.6	(106.6)
Textbook rental deferral	0.2	(6.4)
Service revenue (c)	2.3	(4.7)
Other (d)	(1.2)	(1.0)
Retail Sales subtotal:	$51.7	$(115.9)
Wholesale Sales:	$(35.8)	$8.0
DSS Sales	$2.4	$0.5
Eliminations (e)	$18.5	$(8.2)
Total sales variance	$36.8	$(115.6)
(a)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended
	July 31, 2021		August 1, 2020
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	769	648	772	647
Stores opened	30	23	24	40
Stores closed	15	26	24	17
Number of stores at end of period	784	645	772	670

(b)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. (“FLC”) (collectively referred to herein as the “FLC Partnership”). Effective April 2021, as contemplated by the FLC Partnership's merchandising agreement, logo and emblematic general merchandise sales were fulfilled by FLC. During the first quarter of Fiscal 2022, as contemplated by the FLC Partnership's e-commerce agreement, we began to transition certain of our e-commerce sites to Fanatics e-commerce sites for logo and emblematic products. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the prior year period. For Retail Gross Comparable Store Sales (non-GAAP) details, see below.
(c)    Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(d)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(e)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Retail Gross Comparable Store Sales (non-GAAP)

Comparable store sales (non-GAAP) variances by category for the 13 week periods are as follows:

Dollars in millions	13 weeks ended
	July 31, 2021		August 1, 2020
Textbooks (Course Materials)	$23.1	21.9%	$(11.3)	(10.1)%
General Merchandise	48.6	118.4%	(87.6)	(68.3)%
Trade Books	1.9	151.1%	(7.7)	(85.2)%
Total Retail Gross Comparable Store Sales (non-GAAP)	$73.6	49.8%	$(106.6)	(42.8)%

To supplement the Total Sales table presented above in accordance with generally accepted accounting principles (“GAAP”), the Company uses the non-GAAP financial measure of Retail Gross Comparable Store Sales. Retail Gross Comparable Store Sales (non-GAAP) includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from closed stores for all periods presented. As contemplated by the FLC Partnership's merchandising agreement and the e-commerce agreement, we began to transition the fulfillment of logo and emblematic merchandise sales to FLC and Fanatics. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic general merchandise sales on a gross basis in the prior year period. For Retail Gross Comparable Store Sales (non-GAAP), sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis. We believe the current Retail Gross Comparable Store Sales (non-GAAP) calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings (non-GAAP)	13 weeks ended
	July 31, 2021	August 1, 2020
Net loss	$(44,346)	$(46,652)
Reconciling items, after-tax (below)	4,332	4,936
Adjusted Earnings (non-GAAP)	$(40,014)	$(41,716)

Reconciling items, pre-tax
Merchandise inventory loss (a)	$434	$—
Content amortization (non-cash) (b)	1,275	1,164
Restructuring and other charges (c)	2,623	5,671
Reconciling items, pre-tax	4,332	6,835
Less: Pro forma income tax impact (d)	—	1,899
Reconciling items, after-tax	$4,332	$4,936

Adjusted EBITDA (non-GAAP)	13 weeks ended
	July 31, 2021	August 1, 2020
Net loss	$(44,346)	$(46,652)
Add:
Depreciation and amortization expense	12,624	14,063
Interest expense, net	2,494	2,653
Income tax expense (benefit)	399	(14,916)
Merchandise inventory loss (a)	434	—
Content amortization (non-cash) (b)	1,275	1,164
Restructuring and other charges (c)	2,623	5,671
Adjusted EBITDA (non-GAAP)	$(24,497)	$(38,017)

(a) As contemplated by the FLC Partnership's merchandising agreement, we sold our logo and emblematic general merchandise inventory to FLC and received proceeds of $41,773, and recognized a merchandise inventory loss on the sale of $10,262 in cost of goods sold during the 52 weeks ended May 1, 2021 for the Retail Segment. The final inventory sale price was determined during the first quarter of Fiscal 2022. During the 13 weeks ended July 31, 2021, we received additional proceeds of $1,906, and recognized a merchandise inventory loss on the sale of $434 in cost of goods sold for the Retail Segment.

(b) Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.

(c) During the 13 weeks ended July 31, 2021 and August 1, 2020, we recognized restructuring and other charges totaling $2,623 and $5,671, respectively, comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, shareholder activist activities, and costs related to development and integration associated with the FLC Partnership.

(d) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Free Cash Flow (non-GAAP)	13 weeks ended
	July 31, 2021	August 1, 2020
Adjusted EBITDA (non-GAAP)	$(24,497)	$(38,017)
Less:
Capital expenditures (a)	11,370	7,055
Cash interest paid	1,682	1,960
Cash taxes paid (refund)	254	5,937
Free Cash Flow (non-GAAP)	$(37,803)	$(52,969)

(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended
	July 31, 2021	August 1, 2020
Physical store capital expenditures	$3,893	$3,137
Product and system development	3,624	2,325
Content development costs	2,847	1,076
Other	1,006	517
Total Capital Expenditures	$11,370	$7,055

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages) (Unaudited)

Segment Information (a)	13 weeks ended
	July 31, 2021	August 1, 2020
Sales
Retail (b)	$210,469	$158,776
Wholesale	44,484	80,294
DSS	8,303	5,872
Eliminations	(22,462)	(40,928)
Total	$240,794	$204,014

Gross profit
Retail (c)	$48,743	$16,345
Wholesale	10,405	16,757
DSS (c)	8,139	5,700
Eliminations	(5,549)	(6,776)
Total	$61,738	$32,026

Selling and administrative expenses
Retail	$68,365	$56,985
Wholesale	3,991	3,791
DSS	6,447	4,036
Corporate Services	7,444	5,244
Eliminations	(12)	(13)
Total	$86,235	$70,043

Adjusted EBITDA (non-GAAP) (d)
Retail	$(19,622)	$(40,640)
Wholesale	6,414	12,966
DSS	1,692	1,664
Corporate Services	(7,444)	(5,244)
Eliminations	(5,537)	(6,763)
Total	$(24,497)	$(38,017)

(a) See Explanatory Note in this Press Release for Segment descriptions.

(b) Effective April 2021, as contemplated by the FLC Partnership's merchandising agreement, logo and emblematic general merchandise sales were fulfilled by FLC. During the first quarter of Fiscal 2022, as contemplated by the FLC Partnership's e-commerce agreement, we began to transition certain of our e-commerce sites to Fanatics e-commerce sites for logo and emblematic products. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic general merchandise sales on a gross basis in the prior year period.

(c) For the 13 weeks ended July 31, 2021, gross margin excludes a merchandise inventory loss of $434 in the Retail Segment related to the sale of our logo and emblematic general merchandise inventory below cost to FLC. For additional information, see Note (a) in the Non-GAAP disclosure information of this Press Release. Additionally, gross margin for the Retail Segment excludes amortization expense (non-cash) related to content development costs of $166 and $210 for the 13 weeks ended July 31, 2021 and August 1, 2020, respectively.

Gross margin for the DSS Segment excludes amortization expense (non-cash) related to content development costs of $1,109 and $954 for the 13 weeks ended July 31, 2021 and August 1, 2020, respectively.

(d) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended
	July 31, 2021	August 1, 2020
Gross margin
Retail	23.2%	10.3%
Wholesale	23.4%	20.9%
DSS	98.0%	97.1%
Elimination	24.7%	16.6%
Total gross margin	25.6%	15.7%

Selling and administrative expenses
Retail	32.5%	35.9%
Wholesale	9.0%	4.7%
DSS	77.6%	68.7%
Corporate Services	N/A	N/A
Elimination	N/A	N/A
Total selling and administrative expenses	35.8%	34.3%

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items), Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income) and Free Cash Flow (defined by the Company as Adjusted EBITDA less capital expenditures, cash interest and cash taxes).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results. The Company believes that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of the Company’s operating profitability and liquidity as the Company manages to the business to maximize margin and cashflow.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated May 1, 2021 filed with the SEC on June 30, 2021, which includes consolidated financial statements for each of the three years for the period ended May 1, 2021, May 2, 2020 and April 27, 2019 (Fiscal 2021, Fiscal 2020, and Fiscal 2019, respectively).

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
908-991-2967
cbrown@bned.com

Investor Contact:
Andy Milevoj
Vice President
Corporate Finance and Investor Relations
908-991-2776
amilevoj@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with COVID-19 and the governmental responses to it, including its impacts across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our actions taken in response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended May 1, 2021. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.